EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance	Moriah Shilton/Kirsten Chapman
408-894-0700	415-433-3777
Moriah@lhai-sf.com

Tessera Technologies Announces Results of Annual Meeting of Stockholders

San Jose, Calif., May 19, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced the voting results of its Annual Meeting of Stockholders held May 18, 2006 in Santa Clara, California.

Tessera’s stockholders approved the elections of Robert J. Boehlke, John B. Goodrich, Al S. Joseph, Bruce M. McWilliams, David C. Nagel, Henry R. Nothhaft and Robert A. Young to the Board of Directors for terms ending upon the 2007 annual stockholders meeting. Borje Ekholm is retiring from the Board.

The company’s stockholders also ratified the appointment of Pricewaterhouse Coopers LLP as independent auditors of the company for the fiscal year ending December 31, 2006. In addition, stockholders approved the company’s Third Amended and Restated 2003 Equity Incentive Plan.

About Tessera Technologies, Inc.

Tessera Technologies is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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